Exhibit 99.1

FOR IMMEDIATE RELEASE

Pfenex Reports First Quarter 2015 Results and Provides Business Update

SAN DIEGO, May 14, 2015 — Pfenex Inc. (NYSE MKT: PFNX), a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics, including high value and difficult to manufacture proteins, today reported financial results for the first quarter ended March 31, 2015 and provided a business update.

“The first quarter 2015 was very active for Pfenex, with our announcement in February of the collaboration with Hospira for our lead compound, PF582, a biosimilar candidate to Lucentis. As we have previously disclosed, under the terms of the collaboration, Pfenex received a $51 million upfront payment from Hospira, and we are eligible to receive up to $291 million in milestone payments along with tiered double digit royalties. Additionally, in the first quarter of 2015 we achieved an important milestone with the initiation of a Phase 1 trial for PF530, our biosimilar candidate to Betaseron. Over the course of 2015, we look forward to providing further updates on the progress of our pipeline of biosimilar candidates,” stated Bertrand C. Liang, chief executive officer of Pfenex. “2015 could be a significant year for biosimilars with continued regulatory, legal and commercial progress highlighting the significant opportunity for the industry and for Pfenex.”

Business Updates

•	In April, Pfenex completed a follow-on public offering pursuant to which we sold 2,610,000 shares of common stock and certain existing stockholders sold 4,140,000 shares of common stock at a per-share price of $15.50. The total proceeds the Company received from the offering were approximately $38.0 million, net of underwriting discounts and commissions of approximately $2.4 million. After deducting estimated offering expenses of approximately $1.0 million, net proceeds to us were approximately $37.0 million.

•	Also in April, John Taylor joined Pfenex's Board of Directors. Mr. Taylor joined our board after a distinguished career with the FDA, including most recently as Counselor to the Commissioner, and previously as Acting Deputy Principal Commissioner and Deputy Commissioner for Global Regulatory Operations and Policy.

•	Pfenex initiated a Phase 1 trial of PF530, a biosimilar candidate to Betaseron, in the first quarter of 2015, with results expected in 2H15.

•	PF708, our peptide generic to Forteo, is expected to enter a bioequivalence study in 2H15.

•	In 2015 Pfenex will assist in the manufacturing technology transfer of PF582, our biosimilar candidate to Lucentis, to Hospira’s manufacturing site and we expect that the Phase 3 PF582 trial will initiate in 2016.

•	Pfenex expects to initiate the Phase 1 trial for its recombinant anthrax vaccine in 2H15.

Financial Highlights for the First Quarter

•	Total Revenue decreased by $0.6 million, or 23%, to $2.0 million in the first quarter of 2015 compared to $2.6 million in same period in 2014. The decrease in revenue in the three month period was due to a decrease in government funding activity related to our Px563L anthrax vaccine product candidate development. We expect revenue related to our protein production services to decline in the near-term as we shift our resources to developing our product pipeline.

•	Cost of revenue decreased by approximately $0.6 million, or 31%, to $1.3 million in the first quarter 2015 from $1.9 million in same period in 2014. The decrease in cost of revenue in the three month period was due primarily to decreased development costs for our proprietary novel vaccine programs which are funded by various government agencies. Given the nature of the novel vaccine development process, these costs will fluctuate depending on stage of development.

•	Research and development expenses increased by approximately $2.1 million to $2.8 million in the first quarter of 2015 compared to $0.7 million in same period in 2014. The increase in research and development expenses in the three month period was due to the increase in development activity on our product candidates PF708 and PF530. We expect R&D expenses to continue to increase as we advance our pipeline of biosimilar candidates.

•	Selling, general and administrative expenses increased by $2.4 million to $3.9 million in the first quarter of 2015 compared to $1.5 million in the same period in 2014. The increase in selling, general and administrative expenses was due to an increase in activities associated with operating as a publicly-traded company. We expect general and administrative costs to increase for activities associated with operating as a publicly-traded company. We also intend to continue to incur increased internal and external business development costs to support our various product development efforts, which can vary from period to period.

•	Cash and cash equivalents as of March 31, 2015 was $92 million, which did not include the approximately $37 million in net proceeds to Pfenex from our follow-on public offering in April.

Cautionary Note Regarding Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Pfenex’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Pfenex’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding the future potential of our product candidates including future plans to develop, manufacture and commercialize our product candidates and the potential to receive future milestone and royalty payments under our collaboration agreements; Pfenex’s expectations regarding the timing of the release of additional data and results for its product candidates, the timing of the initiation of additional studies for its product candidates, and the timing of filing IND’s for its product candidates; and Pfenex’s future projections related to increases in expenses and reductions in protein production revenue. Pfenex's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual results may differ materially from those indicated by these forward-looking statements as a result of the uncertainties inherent in the clinical drug development process, including, without limitation, Pfenex's ability to successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates or may require Pfenex to conduct additional clinical trials or modify ongoing clinical trials, challenges related to commencement, patient enrollment, completion, and analysis of clinical trials, difficulties in achieving and demonstrating biosimilarity in formulations, Pfenex's ability to manage operating expenses, Pfenex's ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Pfenex's dependence on third parties for development, manufacture, marketing, sales and distribution of products, unexpected expenditures, and difficulties in obtaining and maintaining intellectual property protection for its product candidates ,as well as those risks more fully discussed in the section entitled "Risk Factors" contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 to be filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to Pfenex as of the date hereof, and Pfenex disclaims any obligation to update any forward-looking statements, except as required by law.

Pfenex has used, and intends to continue to use, its Investor Relations website (http://pfenex.investorroom.com), as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, including a copy of our most recent Corporate Presentation, visit (http://pfenex.investorroom.com).

About Pfenex Inc.
Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company's lead product candidate is PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, generics and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com

PFENEX INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except per share data)

Revenue	$1,975	$2,558
Cost of revenue	1,308	1,908

Gross profit	667	650

Operating expense
Selling, general and administrative	3,891	1,495
Research and development	2,809	678

Total operating expense	6,700	2,173

Loss from operations	(6,033)	(1,523)
Other income (expense), net	80	(18)

Net loss before income taxes	(5,953)	(1,541)
Income tax expense	(19)	(1)

Net loss	$(5,972)	$(1,542)

Effective preferred stock dividends	$—	$(435)

Net loss attributable to common stockholders	$(5,972)	$(1,977)

Net loss per common share basic and diluted	$(0.29)	$(1.28)

Weighted-average common shares used to compute basic and diluted net loss per share	20,474	1,548

PFENEX INC.

Condensed Consolidated Balance Sheets

	March 31, 2015 (unaudited)	December 31, 2014
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$91,995	$45,722
Accounts and unbilled receivables, net	1,250	1,584
Inventories	21	23
Income tax receivable	385	402
Deferred income taxes	3,281	3,281
Other current assets	2,060	1,753

Total current assets	98,992	52,765
Restricted cash	3,955	3,955
Property and equipment, net	2,477	2,310
Other long term assets	53	53
Intangible assets, net	6,230	6,363
Goodwill	5,577	5,577

Total assets	$117,284	$71,023

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,814	$1,129
Accrued liabilities	3,069	2,633
Current portion of deferred revenue	4,005	201
Line of credit obligation	3,813	3,813

Total current liabilities	12,701	7,776
Deferred revenue, less current portion	46,896	—
Deferred tax liability	3,281	3,281
Other long-term liabilities	80	92

Total liabilities	62,958	11,149
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 shares authorized ; 20,522,557 and 20,405,066 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	21	21
Additional paid-in capital	173,566	173,141
Accumulated deficit	(119,261)	(113,288)

Total stockholders’ equity	54,326	59,874

Total liabilities and stockholders’ equity	$117,284	$71,023